Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT made in Montréal, Québec as of August 23, 2011.

BY AND BETWEEN:	ENERKEM INC., corporation incorporated under the Canada Business Corporations Act, having a place of business at 1010 Sherbrooke Street West, Suite 1610, Montreal, Québec H3A 2R7;

(hereinafter, “Corporation”)

AND:	JOCELYN AUGER, domiciled and residing at 48 Brookfield, Mount-Royal, Québec H3P 3K5;

(hereinafter, the “Executive”)

WHEREAS on October 27, 2008 the Corporation entered into an employment agreement with the Executive as its Vice President, Legal and General Counsel (the “Original Employment Agreement”), as well as an option agreement with respect to 3,670 Class A common shares of the Corporation (as subsequently amended to reduce the exercise price from $35.00 to $6.00, the “First Option Agreement”);

WHEREAS the Original Employment Agreement erroneously refers to 3,670 Class D common shares of the Corporation that were to have been issued to the Executive on or about October 27, 2008, instead of to 3,670 stock options, as were issued pursuant to the First Option Agreement;

WHEREAS on January 20, 2010 the Corporation entered into an option agreement with the Executive with respect to 7,148 Class A common shares of the Corporation (the “Second Option Agreement”);

WHEREAS the Original Employment Agreement provides for an acceleration, in the event of the termination of the Executive’s employment for any reason other than termination for Cause or voluntary resignation, of the vesting of any of the Class D common shares referred to therein that would, pursuant to the articles of the Corporation, have vested and been converted into Class A common shares in the twelve (12) months following the date of such termination;

WHEREAS the Original Employment Agreement also provides for an acceleration, in in the event of a Change of Control of 50% of such Class D common shares that remain unvested as of the date of such Change of Control and, in the event that the Executive’s employment is terminated without Cause or he resigns for Good Reason within one hundred and eighty (180) days following such Change of Control, of all such remaining unvested Class D common shares;

WHEREAS it was the intent of the Corporation to issue stock options and not Class D common shares to the Executive, and it was the intention of the Corporation that the Change of Control provision should apply to all options issued and to be issued to the Executive, namely the options granted under the First Option Agreement and the Second Option Agreement, as with other executive officers who have acceleration provisions in their employment agreements in the event of Change of Control;

WHEREAS it is appropriate to amend and restate the Executive’s employment agreement to reflect the intention of the Corporation and the Executive with respect to such acceleration provisions in the event of a Change of Control;

NOW, THEREFORE, the parties agree as follows:

1.           INTERPRETATION

1.1.        Preamble. The above preamble forms an integral part of this Agreement.

1.2.        Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

a)              “Agreement” shall mean this Amended and Restated Employment Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

b)              “Base Salary” shall have the meaning attributed thereto in Article 4.

c)              “Basic Payments” shall mean an amount equal to the aggregate of:

i.                earned but unpaid Base Salary;

ii.               unpaid business expense reimbursement;

iii.              unpaid monthly car allowance; and

d)              the amount payable for unused vacation days, as provided for in Section 6.5.

d)              “Business” shall mean the business conducted by the Corporation at the time of the signature of the present Agreement, the business conducted by the Corporation during this Agreement and the business conducted by the Corporation on the date of the termination of the Executive’s employment as well as the business that the Corporation was in the process of developing at the time of the termination of the Executive’s employment. For greater certainty, the business conducted by the Corporation at the time of the signature of the present Agreement can be described as all business and operations relating to the preparation and conversion of biomasses and coal into various gases (including syngas), steam, electricity, fuels and/or chemicals, through the development, use, provision, licensing and commercialization of Partial Oxidation Technology and Syngas Conditioning and Reforming Technology for all applications other than the Oil Applications;

e)              “Cause” shall mean the occurrence of any one of the following acts or events by or relating to the Executive:

i.                habitual inability to carry out functions of employment due to alcohol or drug related causes, despite the reasonable accommodation by the Corporation in the case of an addiction;

ii.               any material breach of this Agreement by the Executive not cured within ten (10) days after written notice thereof (provided however that no notice shall be given in the event of a breach by the Executive of any of the restrictive covenants which are set forth in Articles 8, 9, 10, 11 and 12);

iii.              theft or fraud of or from the Corporation or any other act of dishonesty;

iv.             failure by the Executive to act honestly and in the best interest of the Corporation;

v.              any failure by the Executive to follow the reasonable and lawful directions of the President and Chief Executive Officer (the “CEO”) of the Corporation;

vi.             any behaviour of the Executive or any conviction of a crime (other than traffic violations and minor misdemeanors), causing harm or damage to the Corporation’s public image or relations with authorities;

vii.            any actions or omissions on the part of the Executive constituting gross misconduct or negligence resulting in material harm to the Corporation;

viii.           the Executive or any member of the Executive’s family making personal profit out of or in connection with a transaction or a business opportunity in which the Corporation is involved or to which it is associated, without making disclosure to and seeking the prior written consent of the CEO; or

ix.              any act or omission of the Executive which, pursuant to applicable law, constitutes just and sufficient cause or serious reason for termination of employment without notice, payment in lieu of notice or any indemnity whatsoever.

f)               “Change of Control” shall mean the occurrence of either (i) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, by way of take-over bid, amalgamation, merger or other similar procedure, of issued shares of the Corporation representing more than fifty percent (50%) of the votes attaching to all previously outstanding voting shares of the Corporation; or (ii) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, of all or substantially all of the assets of the Corporation;

g)              “Confidential Information” shall mean all knowledge, data, information or materials in whatever form (oral, written, machine-readable or otherwise) pertaining to, relating to or otherwise concerning the Corporation and its subsidiaries (if any) including, without limiting the generality of the preceding, its business (including the Business), activities, customers (including the Customers), prospective customers, suppliers, distributors, employees, consultants, shareholders, officers or directors that is or was acquired or disclosed to the Executive by the Corporation, its subsidiaries (if any), or their officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors; provided however, that the phrase “Confidential Information” shall not include information that:

i.                is in the public domain or is generally known in the industry in which the Corporation operates, without any fault or responsibility of the Executive; or

ii.               is approved by the CEO for disclosure by the Executive prior to its actual disclosure;

h)              “Customer” shall mean any and all Persons having purchased goods or services from the Corporation in connection with the Business at any time during the two (2) years preceding the termination of the Executive’s employment or with whom the Corporation is in negotiation at the time the Executive’s employment is terminated with a view to selling or providing goods or services, in connection with the Business, to such Person;

i)               “Good Reason” shall mean the occurrence of any one of the following acts or events without the prior written consent of the Executive:

i.                a substantial reduction in the Executive’s title, duties, responsibilities or status, as compared to the Executive’s title, duties, responsibilities or status as of the effective date of this Agreement, provided that such reduction does not directly result from the Executive’s substandard performance of his duties or responsibilities; or

ii.               the assignment to the Executive of duties inconsistent with the Executive’s position, span of control, responsibilities or status within the Corporation as of the effective date of this Agreement;

j)               “Incapacity” shall mean any medical condition whatsoever (including physical or mental illness) which leads to the Executive’s excessive absenteeism from his job functions, where such absenteeism causes prejudice to the business operations of the Corporation and there is no foreseeable return to work of the Executive;

k)              “Intellectual Property Rights” shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing, all intellectual property rights attached to:

i.                all inventions, patentable or not patentable, patents, trademarks, trade names, works, copyrights, industrial designs, trade secrets, integrated circuits topographies and any similar or equivalent rights to any of the foregoing anywhere in the world; and

ii.               all domestic and foreign registrations, applications and renewals thereof for registration of the foregoing;

l)               “Oil Applications” means (i) syngas and/or steam production for recovering heavy crudes as a substitute to natural gas, (ii) syngas and/or steam for use in existing petrochemical refineries, (iii) syngas and/or hydrogen production (reforming syngas into hydrogen) for use in petroleum oil hydrocracking or hydrogenation;

m)             “Partial Oxidation Technology” means the processing of negative or low-value carbonaceous feedstocks such as oil processing residuals, sorted municipal solid waste and construction wood waste with the intention to produce a hydrogen-rich synthetic gas (syngas) and other products derived from such synthetic gas, including electricity, liquid fuels and chemicals;

n)              “Person” shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which refer to a Person shall have a similarly extended meaning;

o)              Syngas Conditioning and Reforming Technology” means the processing of synthetic gas (syngas) to meet environmental requirements and/or to convert to marketable commodities such as, but not limited to, steam, electricity, hydrogen and liquid fuels;

p)              “Territory” shall mean worldwide; and

q)              “Works” shall mean all discoveries, inventions, improvements, innovations, processes, integrated circuits topographies, codes, software, know-how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, data, works of authorship, process development and ideas including all related documentation on whatever support it is, of which the Executive is solely or jointly, in whole or in part, an inventor, discoverer, author, conceiver or originator and which (i) is directly or indirectly related to the Business or to the Corporation’s demonstrably anticipated processes, research or development which the Executive had access to or knowledge of or (ii) results from the use of equipment, supplies, facilities, Confidential Information or Intellectual Property Rights of the Corporation.

2.           DUTIES

2.1.        The Executive shall hold the full-time position of Vice President, Legal & General Counsel of the Corporation. The Executive shall also hold the position of Secretary of the Corporation.

2.2.        The Executive shall report to the CEO.

2.3.        The Executive’s duties and responsibilities shall include, in addition to those inherent to the Executive’s title and normally pertaining to such title, those compatible with the Executive’s position and which the CEO may delegate to him from time to time.

2.4.        The Executive shall comply in all material respects with all applicable rules and policies of the Corporation made known to him, from time to time.

3.                                  DURATION

The Executive’s employment commenced effective as of October 27, 2008. This Agreement is hereby concluded for an indeterminate term.

4.                                  SALARY

As of the date hereof, the Executive shall receive an annual base salary of two hundred and five thousand Canadian dollars (CAD$205,000), less applicable legal deductions, to be paid in accordance with the Corporation’s standard payroll practices in force from time to time (hereinafter, the “Base Salary”). The Base Salary shall be subject to annual increases as approved by the Board of directors of the Corporation (the “Board”).

5.                                  BONUS; INCENTIVES

5.1.                         As of the date hereof, the Executive shall be eligible to receive an annual bonus representing up to thirty percent (30%) of his Base Salary, the whole subject to the attainment of certain milestones mutually agreed upon annually by the Executive and the CEO.

5.2.                         The earned bonus shall be paid within ten (10) days following the approval, by the Board, of the Corporation’s audited annual financial statements but in any event, no later than six (6) months following the Corporation’s year end.

5.3.                         The Corporation and the Executive hereby agree that:

5.3.1.         in the event of the termination of the Executive’s employment for any reason, other than termination for Cause or voluntary resignation, the options granted to the Executive under the First Option Agreement that remain unvested and that would have vested in accordance with their terms in the twelve (12) months following the date of such termination shall vest immediately; for greater certainty, this Section 5.3.1 shall only apply to the options granted to the Executive under the First Option Agreement; and

5.3.2.         in the event of a Change of Control, 50% of each of the stock option awards granted to the Executive under the Corporation’s stock option plans that remain unvested as of the date of such Change of Control shall vest immediately on such date (provided the Executive is still employed by the Corporation as of such date); and in the event that the Executive’s employment is terminated without Cause (or the Executive resigns for Good Reason) within one hundred and eighty (180) days following such Change of Control, all remaining unvested options shall vest immediately upon such resignation or termination, and all such vested options and previously vested options may be exercised by the Executive for a period of ninety (90) days following the date of such termination without Cause or resignation for Good Reason (failing which such options shall expire and be null and void), provided that in no event shall such options remain outstanding for a period longer than the original term of the options.

6.                                  BENEFITS AND VACATION

6.1.                         The Executive shall be entitled to participate in the Corporation’s benefit programs and plans which are presently granted or which, at any time during his employment, may be granted to senior executives of the Corporation, the whole in accordance with the terms and conditions set forth in the programs or plans that the Corporation may institute from time to time.

6.2.                         All reasonable business expenses incurred by the Executive during his employment in connection with the performance of his duties shall be reimbursed by the Corporation, upon submission of invoices or other supporting documentation, in accordance with the Corporation’s policies established from time to time.

6.3.                         The Executive shall be entitled to four (4) weeks of paid vacation per fiscal year of the Corporation to be taken at such times and intervals as may be mutually agreed upon between the Executive and the Corporation.

6.4.                         The Executive shall not be entitled to carry forward any vacation days in the fiscal years subsequent to the fiscal year during which the Executive becomes entitled to such vacation.

6.5.                         Upon termination of the Executive’s employment hereunder or upon the Executive’s request at any time, the Corporation shall pay to the Executive an amount equal to the number of vacation days accumulated but unused in the then-current fiscal year, multiplied by 1/240th of the annual Base Salary which was in effect for the year to which such vacation day relates.

6.6.                         The Executive shall receive a car allowance of ten thousand dollars (CAD$10,000) per year, to be paid in accordance with the Corporation’s current practices. No additional monies shall be payable by the Corporation with respect to car expenses incurred by the Executive, except for reasonable fuel expenses.

7.                                  LOYALTY

7.1.                         The Executive shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Corporation’s legitimate interests.

7.2.                         The Executive agrees to devote his full business time, his skills and best efforts to the Business and the affairs of the Corporation. For greater certainty but without limiting the generality of the foregoing, it is understood that the Executive shall not be employed with respect or in relation to, any Person other than the Corporation. The Executive represents that he is not a party to any non-competition or other agreement with any former employer that would bar or restrict his ability to perform his duties to the Corporation or present a conflict of interest with the Executive’s obligations to the Corporation, as described herein. The Executive further represents that he has not disclosed (and will not disclose) to the Corporation or use on behalf of the Corporation any trade secrets or confidential information of any former employer.

7.3.                         The Executive may be allowed to sit on the board of directors of entities during the term of this Agreement provided that the Executive’s role as director of such entities is not detrimental to the Corporation’s interests and only with the prior written approval of the CEO, at its sole discretion. For greater certainty, nothing in this Section 7.3 shall limit or restrict in any way the obligations of the Executive under Articles 8, 9, 10, 11, 12 and 13 hereof.

8.                                  CONFIDENTIALITY

8.1.                         The Executive shall not, whether directly or indirectly, use, divulge, diffuse, sell, transfer, reproduce, give, circulate or otherwise distribute to any Person or otherwise make public any Confidential Information.

8.2.                         Any document, material or Work composed, assembled or produced, directly or indirectly by the Executive or the Corporation and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be subject to the terms and conditions of this Article 8.

8.3.                         Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request to this effect or immediately after the termination of the Executive’s employment.

8.4.                         Notwithstanding Section 8.1 above, the Executive shall have the right to use Confidential Information as required in the performance of his duties, provided that he shall at all times take all necessary, useful and desirable measures to prevent the unauthorized use or disclosure of Confidential Information.

8.5.                         Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Executive shall, if reasonably possible, first have given prompt notice thereof to the Corporation and shall have, as reasonably possible, fully cooperated in the Corporation’s attempt, if any, to obtain a “protective order” from the appropriate governmental body.

9.                                  WORKS

9.1.                         In consideration of the compensation that the Executive receives from the Corporation, all Works (including all data and records pertaining thereto) that the Executive may, directly or indirectly, invent, discover, author, originate or conceive during his employment and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation.

9.2.                         With respect to Works made or conceived by the Executive, whether directly or indirectly, during his employment, the Executive shall perform the following:

9.2.1.         promptly disclose and describe in detail such Works in writing to the Corporation with the intention that the Corporation shall have full knowledge and ownership of such Works and practical applications of such Works;

9.2.2.         assign (and the Executive does hereby assign) to the Corporation or such Person designated by the Corporation, without further compensation (but at the Corporation’s expense), upon request and in the manner prescribed by the Corporation, all right, title and interest in and to said Works and to Intellectual Property Rights related to said Works throughout the world and waive (and the Executive does hereby waive) any and all other rights that are non assignable relating thereto, including but not limited to moral rights in all copyrightable Works or any non-economic rights relating thereto;

9.2.3.         deliver promptly to the Corporation, upon request and in the form and manner prescribed by the Corporation (without charge to the Corporation but at the Corporation’s expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed necessary by the Corporation to obtain, maintain and transfer all rights and title thereto to the Corporation; and

9.2.4.         give all reasonable assistance that may be required by the Corporation or the Person designated by the Corporation pursuant to subsection 9.2.2 to enable it to protect, enforce or exploit the Works and Intellectual Property Rights in any country of the world.

9.3.                         The Executive agrees that all Works and Intellectual Property Rights he produces alone and with others for and on behalf of the Corporation will be original and will not, to his knowledge, infringe or violate any Intellectual Property Rights of any of his former employers or of any other third party. Without limiting the generality of the foregoing, no third party shall claim any right, title or interest in and to said Works and Intellectual Property Rights related to said Works.

10.                            OBLIGATION OF NON-COMPETITION

10.1.                   The Executive shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, in all or part of the Territory, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, enter into any discussions regarding employment with, be engaged in, or have any financial interest in any business developing, using, licensing, commercializing or providing products or services, which is covered by the definition of “Business” as contained herein or which competes with the Business.

10.2.                   The Executive shall not be in default under Section 10.1 by virtue of the Executive and its Associates (as defined in the Securities Act (Quebec)) and eligible or permitted transferees (as such terms may be defined in any shareholder agreement in respect of the Corporation) holding, strictly for portfolio purposes and solely as passive investors, an aggregate of not more than two percent (2%) of the issued and outstanding shares of a corporation in competition with the Business, the shares of which are listed on a recognized stock exchange.

11.                            OBLIGATIONS OF NON-SOLICITATION OF CUSTOMERS AND NON-INTERFERENCE

11.1.                   The Executive shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, solicit any Customer or procure or assist in the soliciting of any Customer.

11.2.                   The Executive shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or in behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, accept or procure or assist in the acceptance of any business from any Customer or supply or procure or assist the supply of any goods or services to any Customer, in all or part of the Territory.

11.3.                   The Executive shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, interfere or attempt to interfere with the Business or persuade or attempt to persuade any Customer to discontinue or adversely alter such Person’s relationship with the Corporation.

11.4.                   The Executive shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, take advantage of or derive a benefit from any business opportunities relating to the Business, the Intellectual Property of the Corporation or the Works covered by Article 9 that the Executive became aware of during his employment with the Corporation, even if the Corporation did not take advantage or exploit such opportunities.

12.                            OBLIGATION OF NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS

The Executive shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or service of or otherwise entice away from the employment or service of the Corporation, any individual who is employed by the Corporation or any Person whose consulting services are retained by the Corporation in the six (6) month period preceding the termination of the Executive’s employment, whether or not such individual or Person would commit any breach of his or her contract of employment or services agreement by reason of leaving the service of the Corporation.

13.                            NON-DISPARAGEMENT

13.1.                   The Executive shall not, during his employment or at any time following the termination of his employment, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours or allegations) which are disparaging, deleterious or damaging to the integrity or reputation of the Corporation, its subsidiaries and their respective officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors.

13.2.                   The Corporation shall not, and shall cause its subsidiaries, officers, directors, shareholders and employees not to, during the Executive’s employment or at any time following the termination of his employment, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours or allegations) which are disparaging, deleterious or damaging to the integrity or reputation of the Executive.

14.                            ENFORCEMENT

14.1.                   The Executive acknowledges that the restrictions contained in Articles 8, 9, 10, 11, 12 and 13 of this Agreement, in view of the nature of the Business in which the Corporation is engaged and the Executive’s knowledge and expertise in relation thereto, are reasonable and necessary in order to protect the legitimate interests of the Corporation and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of the aforementioned restrictions. The Executive further acknowledges that in the event of a violation of any of these restrictions, the Corporation shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled. Without limiting the generality of the foregoing, the Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in section 10.1 are reasonable in light of the circumstances as they exist on the date hereof and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of such provisions.

14.2.                   The parties hereof acknowledge that if the extent of any restriction contained in Articles 8, 9, 10, 11, 12 and 13 is judged to be unreasonable, which is not the opinion of the parties on the date hereof, such a restriction shall then be applicable up to the maximum permitted by the applicable law and the parties hereby agree and accept that the extent of this restriction or penalty, if applicable, may be modified accordingly by any court without the context of any procedure to enforce and give effect to such restriction or penalty.

14.3.                   It is expressly agreed by the parties hereto that the provisions of Articles 8, 9, 10, 11, 12,  13 and 14 shall survive the termination of the Executive’s employment.

15.                            PROPERTY OF THE CORPORATION

The Executive acknowledges that any document, equipment or any other property of the Corporation or its subsidiaries including, without limitation, any file, Work, document, sample, model, plan, mark-up, film or estimate, directly or indirectly related to the Business, which may be removed from the premises or taken from computers of the Corporation or any of its subsidiaries, shall remain the exclusive property of the Corporation or its subsidiaries and shall be returned immediately upon request or after the termination of this Agreement.

16.                            TERMINATION OF EMPLOYMENT

16.1.                   The Executive’s employment may be terminated in any of the following eventualities:

16.1.1.                    at any time, for Cause, on simple written notice from the Corporation to the Executive, the whole without any other notice or any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law, in accordance with Section 17.1;

16.1.2.                    at any time, upon the death or the Incapacity of the Executive, the whole without any notice, any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law, in accordance with Section 17.2;

16.1.3.                    at any time, by the Executive, upon thirty (30) days prior written notice from the Executive to the Corporation, specifying the intention of the Executive to resign (except if Good Reason exists, in which event the Executive may terminate his employment at any time by written notice to the Corporation); or

16.1.4.                    at any time, by the Corporation, without Cause, upon written notice from the Corporation to the Executive in accordance with Section 17.3.

16.2.                   Any written notice referred to in Section 16.1 above shall indicate any specific termination provision in this Agreement relied upon and set forth in reasonable details any facts and circumstances claimed to provide a basis for termination of the Executive’s employment or the Executive’s resignation for Good Reason, as the case may be, under the provision so indicated.

16.3.                   The Executive shall deliver appropriate resignations from all offices and directorship positions with the Corporation and any of its subsidiaries, if, as and when requested by the Corporation, upon or following the termination of his employment.

17.                            PAYMENTS UPON TERMINATION OF EMPLOYMENT

17.1.                   Should the Executive’s employment be terminated (i) at any time by the Corporation for Cause or (ii) upon the Executive’s resignation without Good Reason, the Corporation shall pay to the Executive, within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source), the Basic Payments.

17.2.                   Should the Executive’s employment be terminated at any time upon the death or the Incapacity of the Executive, the Corporation shall pay to the Executive (or his estate, as applicable), within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source), the Basic Payments plus his earned but unpaid bonuses, calculated pro rata, in the case of the fiscal year during which termination of employment occurs, on a per diem basis from the first day of such fiscal year to the date of termination, which bonus shall be paid at the moment set forth in Section 5.2 of this Agreement.

17.3.                   Should the Executive’s employment be terminated by the Corporation without Cause or by the resignation of the Executive for Good Reason, the Corporation shall pay to the Executive (i) the Basic Payments plus his earned but unpaid bonuses, calculated pro rata for the fiscal year during which termination of employment occurs, on a per diem basis from the first day of such fiscal year to the date of termination, and (ii) 12 months of Base Salary, in each case to be paid within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source) (except that the bonus forming part of the Basic Payments will be paid at the moment set forth in Section 5.2 of this Agreement).

17.4.                   The Executive recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of his employment, except for those specifically provided for herein.

17.5.                   The Executive shall give to the Corporation a full and satisfactory release upon receipt of the amounts described in this Article 17.

18.                            MISCELLANEOUS

18.1.                   Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

18.2.                   No Contradiction. The restrictive covenants set forth in this Agreement shall not be deemed to be in contradiction with the restrictive covenants set forth in any shareholder agreement in respect of the Corporation to which the Executive is or may from time to time become a party. Such covenants shall be in addition one to the other.

18.3.                   Entire Agreement. All discussions, correspondence, understandings and agreements between the parties relating to the subject matter of this Agreement are superseded by this Agreement which alone fully and completely expresses the agreement between the parties on the terms of the Executive’s employment by the Corporation, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in this Agreement.

18.4.                   Amendments. No amendment shall be binding unless expressly provided in an instrument duly executed by the parties.

18.5.                   Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall otherwise remain in full force and effect.

18.6.                   Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

18.7.                   Assignment. This Agreement and the Executive’s rights and obligations hereunder may not be assigned by the Executive. The Corporation may assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to and be binding upon any successor to all or substantially all of the business and assets of the Corporation, whether by merger, purchase of shares or assets, reorganization or otherwise.

18.8.                   Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the province of Quebec and the laws of Canada applicable therein.

18.9.                   Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the province of Quebec and, by execution and delivery of this Agreement, the Executive and the Corporation irrevocably consent to the jurisdiction of those courts.

18.10.             Language. The parties acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

18.11.             Independent Legal Advice. The Executive acknowledges that he has been afforded an opportunity to obtain independent legal advice with respect to this Agreement and that he understands the nature and the consequences of this Agreement.

[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date and at the place first above-mentioned.

ENERKEM INC.

Per:	/s/ Vincent Chornet
VINCENT CHORNET
President and Chief Executive Officer

/s/ Jocelyn Auger
JOCELYN AUGER